Exhibit 99.2

Management’s discussion and analysis of financial condition and results of operations set forth in this Exhibit 99.2 has been revised from the management’s discussion and analysis of financial condition and results of operations included in Item 7 to Global Crossing Limited Annual Report on Form 10-K for the year ended December 31, 2008 to reflect the retroactive application of our adoption of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB No. 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and related notes appearing in this report Form 8-K.

Some of the statements contained in the following discussion of our financial condition and results of operations refer to future expectations and business strategies or include other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived from numerous assumptions. See Item 1A, “Risk Factors,” for risk factors that should be considered when evaluating forward-looking information detailed below. These factors could cause our actual results to differ materially from the forward-looking statements.

Executive Summary

Overview

We are a global communications service provider, serving many of the world’s largest corporations and many other telecommunications carriers, providing a full range of IP and managed data and voice products and services. Our network delivers services to more than 690 cities in more than 60 countries and six continents around the world. We operate as an integrated global services provider with operations in North America, Europe, Latin America and a portion of the Asia/Pacific region, providing services that support a migration path to a fully converged IP environment. The vast majority of our revenue is generated from monthly services.

As a result of the May 9, 2007 acquisition of Impsat (see Note 4, “Acquisitions,” to the accompanying consolidated financial statements) and the establishment of a business unit management structure, we now report our financial results based on three separate operating segments: (i) the GCUK Segment which provide services to customers primarily based in the U.K.; (ii) the GC Impsat Segment which provide services to customers in Latin America; and (iii) the Rest of World Segment or ROW Segment which represents all our operations outside of the GCUK Segment and the GC Impsat Segment and operates primarily in North America, with smaller operations in Europe, Latin America, and Asia and includes our subsea fiber network. Prior to the Impsat acquisition, our operating segments were based on product and customer groupings rather than geographic region. Specifically, our operating segments before the Impsat acquisition were “enterprise, carrier data and indirect channels” (also referred to as “invest and grow” in our press releases pertaining to financial results), “carrier voice” and “consumer voice.” These groupings are now considered sales channels within our geographic operating segments. See below in this Item 7 and Note 23, “Segment Reporting,” to our consolidated financial statements included in this annual report on Form 10-K for further information regarding our operating segments.

Industry, Strategy and Certain Key Risks

As described more fully in Item 1, “Business—Business Strategy,” our strategy calls for a continued focus on and investment in our target enterprise, carrier data and indirect sales channel, thereby capitalizing on anticipated continued growth in the demand for global bandwidth and IP services. We believe we are well positioned to take advantage of ongoing changes in the telecommunications industry, including globalization and industry consolidation, which we expect to result in increased demand from customers seeking network diversity and redundancy from a supplier who can meet their requirements worldwide.

For 2009, we have set a number of operational objectives which we believe will help enhance revenue growth (on a constant currency basis) and/or profitability. We are implementing actions to improve our cost structure including unpaid leave where permitted by local regulations and suspension of matching contributions under our defined contribution retirement savings plan in the United States. We will continue to focus strongly on customer loyalty, by driving enhancements to ensure superior customer service. We also will continue to focus on motivating our employees, since they are critical to our differentiation and ability to meet our other objectives. In addition, we intend to invest in products and services by augmenting capacity and selectively bringing new products to market, such as hosted IP telephony and Ethernet services, while enhancing our flagship VPN and VoIP offerings.

Successful execution of these objectives is subject to numerous risks and uncertainties, including the risks described in Item 1A, “Risk Factors,” above. In particular:

•	It becomes more difficult to continue to improve our cost structure in the short term as the opportunities for further savings decreases due to the success of past savings initiatives.

•

Cost savings initiatives put a strain on our existing employees and make it more challenging to foster an engaged and enthusiastic workforce. Customer service, which is a critical component of our value proposition, could suffer if employee engagement were to deteriorate.

•

Our ability to generate positive cash flow over the long term is predicated on significant revenue growth in our target enterprise, carrier data and indirect sales channel, together with associated economies of scale. Although we have experienced consistent growth in this sales channel since we first announced the shift in our business focus in late 2004, there can be no assurance that such growth will continue. The current slowdown in economic conditions in the US. and elsewhere could temper our growth, although the value we offer prospective customers could attract business in a cost-saving environment.

•

Although we have significant cash on hand, if the operating and capital expenses required to support our growth turn out to be greater than anticipated or if anticipated growth is not achieved, we may be unable to improve our cash flows. If our cash flows do not improve, we would need to arrange additional financing which may not be available on acceptable terms or at all, particularly given current conditions in the credit markets. See “—Liquidity and Capital Resources,” below.

2008 Highlights

During 2008, revenues from our enterprise, carrier data and indirect sales channel, which is the primary focus of our business strategy, increased $370 million or 21% to $2,164 million from $1,794 million in 2007. This increase was primarily the result of the inclusion of Impsat in our results since May 9, 2007 (which increased $199 million to $459 million from $260 million, a 77% increase from the prior year) and higher revenues at our ROW and GCUK Segments (which together increased $171 million to $1,705 million from $1,534 million, a 11% increase from the prior year), driven by growth in the existing customer base and the acquisition of new customers in specific enterprise and carrier target markets. In addition, currency movements in 2008 compared with 2007 adversely impacted consolidated revenue by $15 million, with an adverse currency impact on our GCUK Segment being partially offset by positive currency impacts on our GC Impsat and ROW Segments.

During 2008, we posted a net operating loss of $53 million, generated $203 million of cash provided by operating activities and had a net decrease in cash and cash equivalents of $37 million. Our cash flows included the following significant items: (i) a decrease in restricted cash and cash equivalents of $31 million primarily resulting from releasing the $22 million debt service reserve account for the GC Impsat Notes, which decrease benefited unrestricted cash balances; (ii) a decrease of $19 million resulting from the effect of exchange rate changes on our cash and cash equivalents due to the appreciation of the U.S. Dollar against certain foreign currencies in which we held significant cash balances; and (iii) the receipt of $146 million of cash from the sale of IRUs and prepayment of services, which significantly exceeded our expectations.

2009 Outlook

On a constant currency basis, we expect revenue to grow in the mid-to-high single digit percentage range in 2009. We expect this growth to come from our enterprise, carrier data and indirect sales channel as a result of acquiring new customers and increased sales to existing customers. We expect our carrier voice sales channel revenue to decline in the mid-to-high single digit percentage range. The resulting shift in revenues from our low margin carrier voice sales channel to our much higher margin enterprise, carrier data and indirect sales channel, as well as the impact of ongoing access costs savings initiatives, are expected to result in an improved overall gross margin percentage.

Real estate, network and operations and selling, general and administrative expenses are expected to decrease during 2009 relative to 2008 as the U.S. Dollar value of expenditures in foreign currencies decreases as a result of the depreciation in the values of those currencies relative to the U.S. Dollar that occurred in the later part of 2008 and early 2009. On a constant currency basis, we expect these expenses to remain relatively flat or to decrease modestly in 2009 as a result of the actions noted above to improve our cost structure.

In the short-term, we expect cash provided by operating activities to exceed purchases of property and equipment. This expectation is based in part on raising financing for such property and equipment from vendors and others comparable to those arranged in 2008. Our ability to arrange such financings is subject to negotiating acceptable terms from equipment vendors and financing parties. This could prove more difficult given current adverse conditions in the credit markets.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon the accompanying consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Although these estimates are based on our knowledge of current events, our actual amounts and results could differ from those estimates. The estimates made are based on historical factors, current circumstances, and the experience and judgment of our management, who continually evaluate the judgments, estimates and assumptions and may employ outside experts to assist in the evaluations.

Certain of our accounting policies are deemed “critical,” as they are both most important to the financial statement presentation and require management’s most difficult, subjective or complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. For a full description of our significant accounting policies, see Note 2, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements.

Receivable Reserves

Sales Credit Reserves

During each reporting period we must make estimates for potential future sales credits to be issued in respect of current revenues, related to billing errors, service interruptions and customer disputes which are recorded as a reduction in revenue. We analyze historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating our credit reserve requirements. We reserve known billing errors and service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. We also estimate a general sales credit reserve related to unknown billing errors and disputes based on such historical credit activity. The determination of the general sales credit and customer dispute credit reserve requirements involves significant estimation and assumption.

Allowance for Doubtful Accounts

During each reporting period we must make estimates for potential losses resulting from the inability of our customers to make required payments. We analyze our reserve requirements using several factors, including the length of time the receivables are past due, changes in the customer’s creditworthiness, the customer’s payment history, the length of the customer’s relationship with us, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on accounts not subject to specific review utilizing the factors previously mentioned. We have historically experienced significant changes month to month in reserve level requirements. Due to the current economic climate, the competitive environment in the telecommunications sector and the volatility of the financial strength of particular customer segments including resellers and CLECs, the collectability of receivables and creditworthiness of customers may become more difficult and unpredictable. Changes in the financial viability of significant customers and worsening of economic conditions may require changes to our estimate of the recoverability of the receivables. In some cases receivables previously written off are recovered through litigation, negotiations, settlements and judgments and are recognized as a reduction in bad debt expense in the period realized. Appropriate adjustments are recorded to the period in which these changes become known. The determination of both the specific and general allowance for doubtful accounts reserve requirements involves significant estimation and assumption.

Cost of Access Expense and Accruals

Our cost of access primarily comprises charges for leased lines for dedicated facilities and usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic. Our policy is to record access expense as services are provided by vendors.

The recognition of cost of access expense during any reported period involves the use of significant management estimates and requires reliance on non-financial systems given that bills from access vendors are generally received significantly in arrears of service being provided. Switched voice traffic costs are accrued based on the minutes recorded by our switches, multiplied by the estimated rates for those minutes for that month. Leased line access costs are estimated based on the number of circuits and the average circuit cost, according to our leased line inventory system, adjusted for contracted rate changes. Upon final receipt of invoices, the estimated costs are adjusted to reflect actual expenses incurred.

Disputes

We perform monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trends of invoiced amounts by vendors, and reviewing the types of charges being assessed. If we believe that we have been billed inaccurately, we will dispute the charge with the vendor and begin resolution procedures. We record a charge to the cost of access expense and a corresponding increase to the access accrual based on the last eighteen months of historical loss rates for the particular type of dispute. If we ultimately reach an agreement with an access vendor to settle a disputed amount which is different than the corresponding accrual, we recognize the difference in the period in which the settlement is finalized as an adjustment to cost of access expense.

Impairment of Goodwill and Other Long-Lived Assets

We assess the possible impairment of long-lived assets composed of property and equipment, goodwill, other intangibles and other assets held for a period longer than one year whenever events or changes in circumstances indicate that the carrying amount of the asset(s) may be impaired. Goodwill and intangibles with indefinite lives are reviewed at least annually (beginning on the first anniversary of the acquisition date) for impairment whether or not events have occurred that may indicate impairment. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the undiscounted net future cash flows expected to be generated by the asset. If these projected future cash flows are less than the carrying amount, impairment would be recognized, resulting in a write-down of the assets with a corresponding charge to earnings. The impairment loss is measured by the amount by which the carrying amounts of the assets exceed their fair value. Calculating the future net cash flows expected to be generated by assets to determine if impairment exists and to calculate the impairment involves significant assumptions, estimation and judgment. The estimation and judgment involves, but is not limited to, industry trends including pricing, estimating long term revenues, revenue growth, operating expenses, capital expenditures, and expected periods the assets will be utilized.

We performed annual impairment reviews of the goodwill acquired as part of the Fibernet and Impsat acquisitions in accordance with Statement of Financial Accounting Standards (“SFAS”) No 142, “Goodwill and Other Intangible Assets.” The impairment reviews compared the fair value of the reporting units, using a discounted cash flow analysis, to their carrying values, including allocated goodwill. The results of the reviews indicate that no impairment exists as the fair value of all reporting units exceeded their carrying values, including allocated goodwill.

As a result of continued operating losses and negative cash flows during 2008, management performed a recoverability test of our long-lived assets as of December 31, 2008. The results of the test indicate that no impairment of our long-lived assets existed as of December 31, 2008.

Taxes

At each period end, we must make certain estimates and assumptions to compute the provision for income taxes including allocations of certain transactions to different tax jurisdictions, amounts of permanent and temporary differences, the likelihood of deferred tax assets being recovered and the outcome of contingent tax risks. These estimates and assumptions are revised as new events occur, more experience is acquired and additional information is obtained. The impact of these revisions is recorded in income tax expense or benefit in the period in which they become known.

Our current and deferred income taxes, and associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with special and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax on income and deductions. Actual realization of deferred tax assets and liabilities may materially differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

The assessment of a valuation allowance on deferred tax assets is based on the weight of available evidence that some portion or all of the deferred tax asset will not be realized. Deferred tax liabilities are first applied to the deferred tax assets reducing the need for a valuation allowance. Future utilization of the remaining net deferred tax asset would require the ability to forecast future earnings. Based on past performance resulting in net loss positions, sufficient evidence exists to require a valuation allowance on all of our net deferred tax assets.

See “Recently Issued Accounting Pronouncements” in this item for the impact to accounting for income taxes as a result of the adoption of new accounting pronouncements.

Restructuring

We have engaged in restructuring activities, which require us to make significant judgments and estimates in determining restructuring charges, including, but not limited to, future severance costs and other employee separation costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, and contractual termination costs. Such estimates are inherently judgmental and changes in such estimates, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities and consolidated results of operations. The undiscounted “2003 and Prior Restructuring Plans” reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $107 million as of December 31, 2008), offset by anticipated receipts from existing and future third-party subleases. As of

December 31, 2008, anticipated third party receipts were $93 million, representing $43 million from subleases already entered into and $50 million from subleases projected to be entered into in the future. A significant amount of judgment is involved in determining the amount and timing of these projected subleases. We continue to review our anticipated costs and third party sublease payments on a quarterly basis and record adjustments for changes in these estimates in the period such changes become known. For further information related to our restructuring activities, see “Restructuring Activities” in this Item and Note 3, “Restructuring,” to the accompanying consolidated financial statements.

Stock-Based Compensation

We follow SFAS No. 123R, “Share Based Payment” (“SFAS 123R”) to account for stock-based compensation. SFAS 123R requires all share-based awards granted to employees to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. Under the fair value provisions of SFAS No. 123R, the fair value of each stock-based compensation award is estimated at the date of grant. We estimate the fair value of stock-based compensation awards using current market price for restricted stock units and using the Black-Scholes option pricing model for stock options. We recognize stock compensation expense based on the number of awards expected to vest. Certain stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). We recognize the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date.

For a description of our stock-based compensation programs, see Note 18, “Stock-Based Compensation”, to the accompanying consolidated financial statements included in this annual report on Form 10-K.

Assessment of Loss Contingencies

We have legal, tax and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in predicting the likelihood of future events and estimating the financial impact of such events. Accordingly, it is possible that upon the further development or resolution of a contingent matter, a significant charge could be recorded in a future period related to an existing contingent matter. For additional information, see Note 21, “Commitments, Contingencies and Other,” to the accompanying consolidated financial statements.

Results of Operations for the Year Ended December 31, 2008 compared to the Year Ended December 31, 2007

Consolidated Results

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007
	(as adjusted)	(as adjusted)
	(in millions)
Revenue	$2,592	$2,261	$331	15%
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,211)	(1,146)	65	6%
Real estate, network and operations	(406)	(385)	21	5%
Third party maintenance	(107)	(103)	4	4%
Cost of equipment sales	(94)	(88)	6	7%

Total cost of revenue	(1,818)	(1,722)
Selling, general and administrative	(501)	(416)	85	20%
Depreciation and amortization	(326)	(264)	62	23%

Operating loss	(53)	(141)
Other income (expense):
Interest income	10	21	(11)	(52)%
Interest expense	(176)	(177)	(1)	(1)%
Other income (expense), net	(26)	15	(41)	NM

Loss before preconfirmation contingencies and provision for income taxes	(245)	(282)
Net gain on preconfirmation contingencies	10	33	(23)	(70)%

Loss before provision for income taxes	(235)	(249)
Provision for income taxes	(49)	(63)	(14)	(22)%

Net loss	(284)	(312)
Preferred stock dividends	(4)	(4)	—	NM

Loss applicable to common shareholders	$(288)	$(316)

NM—Zero balances and comparisons from positive to negative numbers are not meaningful.

Discussion of significant variances:

Revenue

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007 (as restated)
	(in millions)
GCUK
Enterprise, carrier data and indirect sales channel	$588	$572	$16	3%
Carrier voice	11	10	1	10%

	$599	$582	$17	3%

GC Impsat
Enterprise, carrier data and indirect sales channel	$459	$260	$199	77%
Carrier voice	9	6	3	50%
Intersegment revenues	7	3	4	133%

	$475	$269	$206	77%

ROW
Enterprise, carrier data and indirect sales channel	$1,117	$962	$155	16%
Carrier voice	404	446	(42)	(9)%
Other	4	5	(1)	(20)%
Intersegment revenues	11	9	2	22%

	$1,536	$1,422	$114	8%

Intersegment eliminations	(18)	(12)	(6)	(50)%

Consolidated revenues	$2,592	$2,261	$331	15%

Our consolidated revenues are separated into sales channels based on our target markets and sales structure: (i) enterprise, carrier data and indirect sales channel and (ii) carrier voice.

The enterprise, carrier data and indirect sales channel consists of: (i) the provision of voice, data and collaboration services to all customers other than carriers and consumers; (ii) the provision of data products, including IP, transport and capacity services, to carrier customers; and (iii) the provision of voice, data and managed services to or through business relationships with other carriers, sales agents and system integrators. The carrier voice sales channel consists of the provision of predominantly United States domestic and international long distance voice services to carrier customers.

During 2008, we transferred our legacy Brazilian and Chilean operations from the ROW Segment to the GC Impsat Segment. As these transfers were between entities under common control, we have retroactively restated the GC Impsat Segment results to include the results of the Brazilian and Chilean operations and removed the results of the Brazilian and Chilean operations from the ROW Segment for all applicable periods presented. We anticipate transferring our Argentine operations from the ROW Segment to the GC Impsat Segment during 2009 in a continuing effort to streamline our operations.

Our consolidated revenue increased in 2008 compared with 2007 as a result of higher revenue at all of our segments. Our consolidated revenue increased in 2008 compared with 2007 primarily as a result of higher revenue at our GCUK and ROW Segments, and the inclusion of Impsat in our results since May 9, 2007. Revenue growth reflected strong demand across all of our segments for broadband lease, enterprise voice services and IP VPN and other data products. In addition, ROW Segment revenue growth reflected strong demand for our collaboration services. These increases were partially offset by decreased carrier voice revenue primarily as a result of decreases in our average pricing for our U.S. domestic long distance voice services at our ROW Segment. Our average pricing related to U.S. domestic long distance voice services declined in 2008 compared with 2007, while our sales volumes for these services increased. We expect our carrier voice sales channel revenue to decline in the mid-to-high single digit percentage range in 2009 as we continue to manage the business for margin. In addition, currency movements in 2008 compared with 2007 adversely impacted consolidated revenue by $15 million, with an adverse currency impact on our GCUK Segment being partially offset by positive currency impacts on our GC Impsat and ROW Segments.

Our sales order levels, which are a key indicator of continuing strength in customer demand for our services, remained at healthy levels during 2008. Average monthly estimated gross values for sales orders were similar in 2008 compared to 2007. Average monthly estimated gross values, on a constant currency basis, for the fourth quarter of 2008 decreased approximately 10% from the average value for the entire year with most of the decrease attributable to North American enterprise sales. This metric is used by management as a leading business indicator offering insight into near term revenue trends. The gross values of these monthly recurring orders are estimated based on new business acquired, and they exclude the effects of attrition, the replacement of existing services with new services, and credits.

See “Segment Results” in this Item 7 for further discussion of results by segment.

Cost of Revenue. Cost of revenue primarily includes the following: (i) cost of access, including usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers; (ii) real estate, network and operations charges which include (a) employee-related costs such as salaries and benefits, incentive compensation and stock-related expenses for employees directly attributable to the operation of our network, (b) real estate expenses for all non-restructured technical sites, and (c) other non-employee related costs incurred to operate our network, such as license and permit fees and professional fees; (iii) third party maintenance costs incurred in connection with maintaining the network; and (iv) cost of equipment sales, which includes the software, hardware and equipment sold to our customers.

Cost of Access

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007 (as restated)
	(in millions)
GCUK
Enterprise, carrier data and indirect sales channel	$175	$161	$14	9%
Carrier voice	8	8	—	NM
Intersegment cost of access	1	—	1	NM

	$184	$169	$15	9%

GC Impsat
Enterprise, carrier data and indirect sales channel	$98	$62	$36	58%
Carrier voice	7	4	3	75%
Intersegment cost of access	10	9	1	11%

	$115	$75	$40	53%

ROW
Enterprise, carrier data and indirect sales channel	$564	$518	$46	9%
Carrier voice	358	392	(34)	(9)%
Other	1	1	—	NM
Intersegment cost of access	6	2	4	200%

	$929	$913	$16	2%

Intersegment eliminations	(17)	(11)	(6)	(55)%

Consolidated cost of access	$1,211	$1,146	$65	6%

Cost of access increased in 2008 compared with 2007 primarily driven by increases in revenue in the enterprise, carrier data and indirect sales channel business of our GCUK and ROW Segments, as well as the inclusion of Impsat in our results since May 9, 2007. Included in our cost of access for 2008 and 2007 was $105 million and $66 million, respectively related to Impsat (net of intersegment cost of access). The increase in cost of access was moderated by: (i) our cost reduction initiatives to optimize access network costs and effectively lower unit prices and (ii) lower carrier voice sales revenue in our ROW Segment. In addition, currency movements in 2008 compared with 2007 favorably impacted our consolidated cost of access expense by $2 million in 2008 compared with 2007, with a favorable impact on our GCUK Segment being partially offset by unfavorable impacts on our GC Impsat and ROW Segments.

Real Estate, Network and Operations. Real estate, network and operations increased in 2008 compared with 2007 primarily due to an increase of $18 million resulting from including Impsat in our results since May 9, 2007 and a $17 million increase in real estate costs primarily driven by higher facilities rent, facilities maintenance and utilities expense. The higher facilities rent resulted primarily from our decision in 2007 to convert idle real estate facilities previously included in the restructuring reserve into productive operating assets in connection with the establishment of our European collocation business. The increase in real estate, network and operations in 2008 compared with 2007 was partially offset by decreases in salaries and benefits of $9 million, primarily as a result of headcount reductions at our GCUK and ROW Segments under the May 10, 2007 restructuring plan.

Third Party Maintenance. Third party maintenance increased in 2008 compared with 2007 primarily due to the inclusion of Impsat in our results since May 9, 2007, partially offset by lower GCUK Segment third party maintenance resulting from renegotiation of certain contracts.

Cost of Equipment Sales. Cost of equipment sales increased in 2008 compared with 2007 primarily due to including Impsat in our results since May 9, 2007 and higher managed services sales at our GCUK Segment. This increase was partially offset by decreased equipment sales volume at our ROW Segment and a $5 million beneficial effect of foreign currency movements at our GCUK Segment.

Selling, General and Administrative Expenses (“SG&A”). SG&A consist of: (i) employee-related costs such as salaries and benefits, incentive compensation and stock-related expenses for employees not directly attributable to the operation of our network; (ii) real estate expenses for all non-restructured administrative sites; (iii) bad debt expense; (iv) non-income taxes, including property taxes on owned real estate and trust fund related taxes such as gross receipts taxes, franchise taxes and capital taxes; (v) restructuring costs; and (vi) regulatory costs, insurance, telecommunications costs, professional fees and license and maintenance fees for internal software and hardware.

The increase in SG&A in 2008 compared with 2007 was primarily due to an increase of $57 million resulting from including Impsat in our results since May 9, 2007, and higher facilities restructuring expenses of $43 million, primarily driven by a release of restructuring reserves during 2007 due to the settlement and termination of existing real estate lease agreements for technical facilities and the decision in 2007 to convert idle real estate facilities previously included in the restructuring reserve to productive operating assets in connection with the establishment of our European collocation business. This increase in SG&A was partially offset by lower severance-related restructuring charges of $10 million, primarily driven by restructuring charges recorded in 2007 due to the May 10, 2007 restructuring plan.

Depreciation and Amortization. Depreciation and amortization consists of depreciation of property and equipment, including leased assets, amortization of cost of access installation costs and amortization of identifiable intangibles. Depreciation and amortization increased in 2008 compared with 2007 primarily due to: (i) amortization of acquired intangible assets related to the Impsat acquisition; (ii) an increased asset base as a result of fixed asset additions, including assets recorded under capital leases; and (iii) the inclusion of Impsat’s results in our results since May 9, 2007.

Interest income. The decrease in interest income in 2008 compared with 2007 was the result of lower average cash balances and lower interest rates.

Interest Expense. Interest expense includes interest related to indebtedness for money borrowed, capital lease obligations, certain tax liabilities, amortization of deferred finance costs and interest on late payments to vendors. The decrease in interest expense in 2008 compared with 2007 was primarily a result of: (i) decreased interest resulting from STT Crossing Ltd.’s effective conversion of its $250 million original principal amount of Mandatorily Convertible Notes into approximately 16.58 million shares of common stock on August 27, 2007 and (ii) lower interest related to our pound sterling denominated GCUK Notes due to beneficial foreign currency movements. The decrease in interest expense for 2008 compared with 2007 as described above was mostly offset by including for a full period interest on the $350 million term loan incurred by us during the second quarter of 2007 and the GC Impsat Notes issued by GC Impsat on February 14, 2007, as well as increased interest related to capital leases and other miscellaneous debt.

Other Expense, Net. Other expense, net consists of foreign currency impacts on transactions, gains and losses on the sale of assets including property and equipment, marketable securities and other assets and other non-operating items. Other expense, net increased in 2008 compared with 2007 primarily as a result of: (i) recording net foreign exchange losses in 2008 compared with net foreign exchange gains in 2007 and (ii) recording in the prior year period a $27 million non-cash, non-taxable gain from deemed settlement of pre-existing arrangements with Impsat on the date of acquisition. This increase in other expense, net was partially offset by: (i) expensing in the prior year period a $30 million inducement fee related to the early conversion of STT debt to equity; (ii) expensing in the prior year period $10 million of deferred financing fees related to both: (a) a Bank of America working capital facility, which was retired during the second quarter of 2007 and (b) a bridge loan commitment which was terminated upon issuance of the GC Impsat Notes; and (iii) recording in 2008 a $4 million gain on the sale of land.

Net Gain on Pre-confirmation Contingencies. During 2008 and 2007, we settled various third-party disputes and revised our estimated liability for certain contingencies related to periods prior to our emergence from chapter 11 proceedings. We have accounted for these in accordance with AICPA Practice Bulletin 11—Accounting for Pre-confirmation Contingencies in Fresh Start Reporting and recorded a net gain on the settlements and changes in estimated liabilities. The most significant gains are related to changes in estimated liabilities for income and non-income tax contingencies and settlements with certain tax authorities. Included in the 2008 net gain on pre-confirmation contingencies is a gain of $4 million related to the release of an accrual for a contingent liability to a government authority in South America. Included in the 2007 net gain on pre-confirmation contingencies was a gain of $27 million related to the release of a contingent liability for a claim made by a tax authority in South America.

Provision for Income Taxes. The decrease in the provision for income taxes in 2008 compared with 2007 was a result of beneficial foreign exchange effects in certain jurisdictions during 2008, and a $9 million valuation allowance recorded against our U.K. deferred tax assets during 2007. This decrease was partially offset by including Impsat in our results for the full year in 2008, and increased taxable income in various jurisdictions due to growth in revenue. During 2008 and 2007, we realized $5 million and $4 million, respectively, of tax benefits resulting from the use of deferred tax assets acquired as part of the Impsat acquisition. These deferred tax assets had been subject to a full valuation allowance. As such, the reversal of the valuation allowance has been recorded as a reduction of goodwill, in accordance with SFAS 109 (see Note 15, “Income Tax” to the accompanying consolidated financial statements).

Provision for income taxes related to fresh start accounting for deferred tax benefits realized after our emergence from bankruptcy does not result in cash taxes. This non-cash tax provision was $30 million and $41 million for the years ended December 31, 2008 and 2007, respectively.

See “Recently Issued Accounting Pronouncements” in this item for the impact to accounting for income taxes as a result of the adoption of new accounting pronouncements.

Results of Operations for the Year Ended December 31, 2007 compared to the Year Ended December 31, 2006

Consolidated Results

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2007	2006
	(as adjusted)	(as adjusted)
	(in millions)
Revenue	$2,261	$1,871	$390	21%
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,146)	(1,120)	26	2%
Real estate, network and operations	(385)	(303)	82	27%
Third party maintenance	(103)	(90)	13	14%
Cost of equipment sales	(88)	(65)	23	35%

Total cost of revenue	(1,722)	(1,578)
Selling, general and administrative	(416)	(342)	74	22%
Depreciation and amortization	(264)	(163)	101	62%

Operating loss	(141)	(212)
Other income (expense):
Interest income	21	17	4	24%
Interest expense	(177)	(110)	67	61%
Other income, net	15	12	3	25%

Loss before preconfirmation contingencies and provision for income taxes	(282)	(293)
Net gain on preconfirmation contingencies	33	32	1	3%

Loss before provision for income taxes	(249)	(261)
Provision for income taxes	(63)	(67)	(4)	(6)%

Net loss	(312)	(328)
Preferred stock dividends	(4)	(3)	1	33%

Loss applicable to common shareholders	$(316)	$(331)

Discussion of significant variances:

Revenue.

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2007 (as restated)	2006 (as restated)
	(in millions)
GCUK
Enterprise, carrier data and indirect sales channel	$572	$442	$130	29%
Carrier voice	10	8	2	25%

	$582	$450	$132	29%

GC Impsat
Enterprise, carrier data and indirect sales channel	$260	$22	$238	NM
Carrier voice	6	—	6	NM
Intersegment revenues	3	—	3	NM

	$269	$22	$247	NM

ROW
Enterprise, carrier data and indirect sales channel	$962	$785	$177	23%
Carrier voice	446	606	(160)	(26)%
Other	5	8	(3)	(38)%
Intersegment revenues	9	1	8	NM

	$1,422	$1,400	$22	2%

Intersegment eliminations	$(12)	$(1)	(11)	NM

Consolidated revenues	$2,261	$1,871	$390	21%

Our consolidated revenues increased in 2007 compared with 2006 primarily as a result of the inclusion of Fibernet and Impsat in our results since October 11, 2006 and May 9, 2007, respectively; strong growth in the ROW Segment and the favorable impact on our GCUK Segment due to currency movements. Revenue growth in the ROW Segment resulted from strong demand for broadband lease, IP VPN data products, enterprise voice and managed services, partially offset by decreased carrier voice revenues as a result of decreases in sales volumes due to our strategy to reduce our emphasis on this market.

Sales order values remained strong throughout 2007 with average monthly estimated gross values increasing approximately 15% compared with 2006.

See “Segment Results” in this Item 7 for further discussion of results by segment.

Cost of Revenue.

Cost of access

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2007 (as restated)	2006 (as restated)
	(in millions)
GCUK
Enterprise, carrier data and indirect sales channel	$161	$131	$30	23%
Carrier voice	8	8	—	NM

	$169	$139	$30	22%

GC Impsat
Enterprise, carrier data and indirect sales channel	$62	$5	$57	NM
Carrier voice	4	—	4	NM
Intersegment cost of access	9	1	8	NM

	$75	$6	$69	NM

ROW
Enterprise, carrier data and indirect sales channel	$518	$440	$78	18%
Carrier voice	392	535	(143)	(27)%
Other	1	1	—	NM
Intersegment cost of access	2	—	2	NM

	$913	$976	$(63)	(6)%

Intersegment eliminations	(11)	(1)	(10)	NM

Consolidated cost of access	$1,146	$1,120	$26	2%

Cost of access increased in 2007 compared with 2006 primarily driven by increases in access charges in our GCUK, GC Impsat and ROW Segments’ enterprise, carrier data and indirect sales channel. The increase in cost of access is due primarily to inclusion of Fibernet and Impsat in our results since October 11, 2006 and May 9, 2007, respectively, and the cost to support the ROW Segment enterprise, carrier data and indirect sales channel revenue growth. Included in our consolidated cost of access were $20 million and $6 million related to Fibernet for 2007 and 2006, respectively, and $66 million and $5 million related to Impsat (net of intersegment cost of access) for 2007 and 2006, respectively. This increase was partially offset by: (i) our cost reduction initiatives to optimize the access network and effectively lower unit prices and (ii) lower carrier voice sales volume in our ROW Segment.

Real Estate, Network and Operations. Real estate, network and operations increased in 2007 compared with 2006 primarily due to: (i) a $20 million increase in salaries and benefits as a result of increased average headcount and salary increases; (ii) a $16 million increase in stock and cash compensation primarily as a result of the retention and motivation awards granted to employees in 2007 and accruing the 2007 annual bonus program at a higher rate than 2006; (iii) an increase of $6 million resulting from including Fibernet in our results since October 11, 2006; and (iv) an increase of $31 million resulting from including Impsat in our results since May 9, 2007.

Third Party Maintenance. Third party maintenance increased in 2007 compared with 2006 primarily due to the inclusion of Fibernet and Impsat in our results since October 11, 2006 and May 9, 2007, respectively.

Cost of Equipment Sales. Cost of equipment sales increased in 2007 compared with 2006 primarily due to increased equipment, conferencing and managed services sales.

Selling, General and Administrative Expenses. The increase in SG&A in 2007 compared with 2006 was primarily due to: (i) a $13 million increase in salaries and benefits primarily as a result of salary increases and increased sales commissions due to increased revenues; (ii) a $14 million increase in stock and cash compensation primarily as a result of the retention and motivation awards granted to employees in 2007 and accruing the 2007 annual bonus program at a higher rate than 2006; (iii) an increase of $5 million resulting from including Fibernet in our results since October 11, 2006; (iv) an increase of $69 million resulting from including Impsat in our results since May 9, 2007; and (v) an increase in employee related restructuring charges of $11 million primarily due to the May 10, 2007 restructuring plan. This increase was partially offset primarily by a decrease in real estate related restructuring charges of $36 million predominantly due to accrual reversals resulting from the settlement and termination of existing real estate lease agreements for technical facilities during 2007 and the decision in 2007 to convert idle real estate facilities previously included in the restructuring reserve to productive operating assets in connection with the establishment of our European collocation business.

Depreciation and Amortization. Depreciation and amortization increased in 2007 compared with 2006 primarily due to: (i) an increased asset base as a result of fixed asset additions, including assets recorded under capital leases; (ii) amortization of acquired intangible assets related to the Fibernet and Impsat acquisitions; (iii) inclusion of Fibernet’s results in our results since October 11, 2006 and (iv) inclusion of Impsat’s results in our results since May 9, 2007.

Interest Expense. The increase in interest expense for 2007 compared with 2006 is primarily a result of incurring additional indebtedness and capital lease obligations, including the $144 million aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) which were issued by GCL on May 30, 2006, the 11.75% senior secured notes issued by GCUK on December 28, 2006, the GC Impsat Notes issued by GC Impsat on February 14, 2007, the $350 million Term Loan Agreement incurred by GCL during the second quarter of 2007 and amortization of deferred financing costs related to these debt obligations. The increase in interest expense for 2007 compared to the prior year was slightly offset by decreased interest on the Mandatorily Convertible Notes due to STT Crossing Ltd.’s conversion of such notes into approximately 16.58 million shares of common stock on August 27, 2007.

Other Income, Net. Other income, net increased in 2007 compared to 2006 primarily as a result of recording in 2007 a $27 million non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements with Impsat on the date of its acquisition as well as from recording in 2007 foreign exchange gains compared to foreign exchange losses in 2006. Higher other income, net was also driven by recording a loss in 2006 on a foreign exchange forward contract of $5 million. The year-over-year increase in other income, net was mostly offset by recording in 2007 a $30 million inducement fee related to the early conversion of STT convertible debt to equity as well as the expensing in 2007 of $10 million deferred financing fees related to: (i) a Bank of America working capital facility and (ii) a bridge loan commitment which was terminated upon issuance of the GC Impsat Notes. Other income, net in 2006 also reflected a $16 million non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements with Fibernet on the date of acquisition.

Net Gain on Pre-confirmation Contingencies. During 2007 and 2006, we settled various third-party disputes and revised our estimated liability for certain contingencies related to periods prior to our emergence from chapter 11 proceedings. We have accounted for these in accordance with AICPA Practice Bulletin 11—Accounting for Pre-confirmation Contingencies in Fresh Start Reporting and recorded a net gain on the settlements and changes in estimated liabilities. The most significant gains are related to changes in estimated liabilities for income and non-income tax contingencies and settlements with certain tax authorities. Included in the 2007 net gain on pre-confirmation contingencies is a gain of $27 million related to the release of a contingent liability for a claim made by a tax authority in South America. In February 2008, we received a ruling from the tax court dismissing the claim.

Provision for Income Taxes. Provision for income taxes decreased primarily as a result of recording a lower increase in the valuation allowance recorded against our U.K. deferred tax assets of $9 million in 2007 (resulting in a full valuation allowance) compared to $21 million in 2006. Each year’s decrease resulted from reducing our estimated realization of these U.K. deferred tax assets. The 2007 decrease was partially offset by including Impsat in our results in 2007. During 2007, we realized $4 million of tax benefits resulting from the use of deferred tax assets acquired as part of the Impsat acquisition. These deferred tax assets had been subject to a full valuation allowance. As such, the reversal of the valuation allowance has been recorded as a reduction of goodwill, in accordance with SFAS 109 (see Note 15, “Income Tax” to the accompanying consolidated financial statements).

Provision for income taxes related to fresh start accounting for deferred tax benefits realized after the emergence from bankruptcy does not result in cash taxes. This non-cash tax provision was $41 million and $45 million for the years ended December 31, 2007 and 2006, respectively.

Segment Results

As a result of the Impsat acquisition (see Notes 4, “Acquisitions” and 23, “Segment Reporting” to our accompanying consolidated financial statements), our chief operating decision makers (“CODMs”) assess performance and allocate resources based on three separate operating segments which we operate and manage as strategic business units: (i) the GCUK Segment; (ii) the GC Impsat Segment; and (iii) the ROW Segment.

The GCUK Segment is a provider of managed network communications services providing a wide range of telecommunications services, including data, IP and voice services to government and other public sector organizations, major corporations and other communications companies in the UK. The GC Impsat Segment is a provider of telecommunication services including IP, voice, data center and information technology services to corporate and government clients in Latin America. The ROW Segment represents all our operations outside the GCUK and GC Impsat Segments and operates primarily in North America, with smaller operations in Europe, Latin America and Asia, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunication services, including data, IP and voice products. The services provided by all our segments support a migration path to a fully converged IP environment.

The CODMs have measured and evaluated our reportable segments based on Adjusted Cash EBITDA. Adjusted Cash EBITDA, as defined by us, is earnings before non-cash stock compensation, depreciation and amortization, interest income, interest expense, other income (expense), net, net gain on pre-confirmation contingencies, provision for income taxes and preferred stock dividends. We believe that Adjusted Cash EBITDA has been an important part of our internal reporting and a key measure used by us to evaluate our profitability and operating performance and to make resource allocation decisions. We believe such measure is especially important in a capital-intensive industry such as telecommunications.

However, there may be important differences between our Adjusted Cash EBITDA measure and similar performance measures used by other companies. Additionally, this financial measure does not include certain significant items such as non-cash stock compensation, depreciation and amortization, interest income, interest expense, other income (expense) net, net gain on pre-confirmation contingencies, provision for income taxes and preferred stock dividends. Adjusted Cash EBITDA should not be considered a substitute for net income, operating income, operating cash flows or other measures of financial performance.

In 2009, our CODMs will begin to assess performance and allocate resources based on operating income before depreciation and amortization (“OIBDA”). OIBDA differs from Adjusted Cash EBITDA in that OIBDA includes non-cash stock compensation. As we expect to reduce our reliance on non-cash stock compensation over time, in particular for the annual incentive plan, we believe this change is appropriate and allows cash or stock to be used to fund our bonus programs without impacting the measure.

During 2008, we transferred our legacy Brazilian and Chilean operations from the ROW Segment to the GC Impsat Segment. As these transfers were between entities under common control, we have retroactively restated the GC Impsat Segment results to include the results of the Brazilian and Chilean operations and removed the results of the Brazilian and Chilean operations from the ROW Segment for all applicable periods presented. We anticipate transferring our Argentine operations from the ROW Segment to the GC Impsat Segment during 2009 in a continuing effort to streamline our operations.

GCUK Segment

Revenue

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007			2007	2006
	(in millions)				(in millions)
GCUK
Enterprise, carrier data and indirect sales channel	$588	$572	$16	3%	$572	$442	$130	29%
Carrier voice	11	10	1	10%	10	8	2	25%

	$599	$582	$17	3%	$582	$450	$132	29%

2008 Compared to 2007

Revenue for our GCUK Segment increased in 2008 compared with 2007 primarily as a result of strong demand for broadband lease, enterprise voice services and IP VPN data products. In addition, included in 2008 was approximately $3 million of revenue related to incremental billings as a result of a contract review of acquired Fibernet Group Plc customers. These increases were partially offset by currency movements in 2008 compared with 2007 which adversely affected GCUK Segment revenue by $36 million.

Despite current economic conditions, GCUK continues to see strong demand in its IP services and as a result continues to win new business. Many government agencies and enterprises continue to refresh their more traditional technologies and take advantage of converged IP services. However, the telecommunications market in the UK remains highly competitive. One of GCUK’s principal customer relationships in the period to December 31, 2008 was with Camelot, the current holder of the license to operate the UK National Lottery. Camelot had deployed a landline-based ISDN network in relation to the operation of the UK National Lottery. This network was provided by us. On August 31, 2007, Camelot entered into an enabling agreement with the National Lottery Commission which officially appointed Camelot as operator of the National Lottery for a 10 year period from February 2009. On October 9, 2007, Camelot announced its intention to replace its existing landline-based ISDN network with a broadband satellite communications network to be supplied by another service provider. Camelot has substantially completed the migration of the network. In the fourth quarter of 2008 revenue from our relationship with Camelot decreased $4 million to $9 million compared with $13 million in the third quarter of 2008, including $2 million of unfavorable foreign exchange movements. We expect revenues to decline in the first quarter of 2009 by substantially all of the $9 million recorded in the fourth quarter of 2008. Further although our relationship with Camelot continues we do not expect to earn significant revenue from this relationship in the future. Our revenue from sales to Camelot was approximately $48 million and $52 million for 2008 and 2007, respectively.

In the short term, we expect a marginal decline in our GCUK Segment revenues as a result of the Camelot network migration. We anticipate that new orders already sold during 2008, and the strong demand that we continue to see, will offset that impact in the second half of 2009 and start to deliver medium term growth in GCUK Segment revenues, operating results and cash flows.

2007 Compared to 2006

Revenues for our GCUK Segment increased in 2007 compared with 2006 primarily as a result of the inclusion of Fibernet in our results since October 11, 2006, strong demand for broadband lease, IP VPN data products and enterprise voice services and positive foreign exchange fluctuations. The net effect of Fibernet on our consolidated results was $99 million and $22 million to the GCUK Segment revenue for 2007 and 2006, respectively.

Adjusted Cash EBITDA

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007			2007	2006
	(in millions)				(in millions)
GCUK
Adjusted Cash EBITDA	$140	$147	$(7)	(5)%	$147	$93	$54	58%

2008 Compared to 2007

Adjusted Cash EBITDA in the GCUK Segment decreased in 2008 compared with 2007 primarily as a result of: (i) higher access charges resulting from additional usage volume; (ii) higher cost of equipment sales driven by higher managed services sales; and (iii) higher costs from our real estate, network and operations and SG&A expenses. In addition, adverse foreign currency movements decreased Adjusted Cash EBITDA by $10 million in 2008 compared with 2007. The higher real estate, network and operations costs and SG&A expenses resulted primarily from higher facilities-based expenses and real estate restructuring charges, respectively. The higher facilities-based expenses were driven by increases in facilities rent and facilities maintenance. This decrease in Adjusted Cash EBITDA was moderated by strong demand for our higher margin broadband lease, enterprise voice services and IP VPN data products in our enterprise, carrier data and indirect channels business and by lower third party maintenance resulting from the renegotiation of certain contracts.

2007 Compared to 2006

Adjusted Cash EBITDA in the GCUK Segment increased in 2007 compared with 2006 primarily as a result of the increase in revenue mainly driven by the inclusion of Fibernet and positive foreign exchange fluctuations described above, partially offset by higher access charges resulting from additional usage volume, and higher costs for our real estate, network and operations and SG&A expenses. The higher real estate, network and operations costs and SG&A expenses resulted primarily from higher employee-related costs and higher facilities-based expenses. The increase in employee-related costs resulted from increased headcount driven by the Fibernet acquisition and higher commissions paid to sales employees. In addition, included in the comparison are higher employee severance charges of $2 million related to our May 10, 2007 restructuring plan. The higher facilities based expenses were driven by higher facilities rent and facilities maintenance.

GC Impsat Segment

Revenue

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007 (as restated)			2007 (as restated)	2006 (as restated)
	(in millions)				(in millions)
GC Impsat
Enterprise, carrier data and indirect sales channel	$459	$260	$199	77%	$260	$22	$238	NM
Carrier voice	9	6	3	50%	6	—	6	NM
Intersegment revenues	7	3	4	133%	3	—	3	NM

	$475	$269	$206	77%	$269	$22	$247	NM

2008 Compared to 2007

Revenue for our GC Impsat Segment increased in 2008 compared to 2007 primarily due to the prior year including the results of Impsat only since May 9, 2007, the date of acquisition. The increase in GC Impsat Segment revenue also reflected strong demand for broadband lease, managed services and IP VPN data products. In addition, GC Impsat Segment revenue increased by $10 million due to beneficial currency movements in 2008 compared with 2007.

2007 Compared to 2006

Reported results for our GC Impsat Segment for periods prior to our acquisition of Impsat on May 9, 2007 consist of: (i) the results of a holding company which had no revenue-generating activities that issued the GC Impsat Notes in anticipation of the acquisition of Impsat; and (ii) the results of our legacy Brazilian and Chilean operations which were transferred from the ROW Segment to the GC Impsat Segment during 2008. As these transfers were between entities under common control, we have retroactively restated the GC Impsat Segment results to include the results of the Brazilian and Chilean operations for all applicable periods presented.

Adjusted Cash EBITDA

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007 (as restated)			2007 (as restated)	2006 (as restated)
	(in millions)				(in millions)
GC Impsat
Adjusted Cash EBITDA	$143	$63	$80	127%	$63	$(1)	$64		NM

2008 Compared to 2007

Adjusted Cash EBITDA for our GC Impsat Segment increased in 2008 compared to 2007 primarily due to the prior year including the results of the GC Impsat Segment only since May 9, 2007, the date of acquisition. In addition, beneficial foreign currency movements increased Adjusted Cash EBITDA by $3 million in 2008 compared with 2007.

2007 Compared to 2006

Adjusted Cash EBITDA for our GC Impsat Segment increased in 2007 compared to 2006 due to the inclusion of Impsat in this segment’s results only since May 9, 2007. Adjusted Cash EBITDA for 2006 consists of the results of our legacy Brazilian and Chilean operations which were transferred from our ROW Segment to our GC Impsat Segment.

ROW Segment

Revenue

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007 (as restated)			2007 (as restated)	2006 (as restated)
	(in millions)				(in millions)
ROW
Enterprise, carrier data and indirect sales channel	$1,117	$962	$155	16%	$962	$785	$177	23%
Carrier voice	404	446	(42)	(9)%	446	606	(160)	(26)%
Other	4	5	(1)	(20)%	5	8	(3)	(38)%
Intersegment revenues	11	9	2	22%	9	1	8	NM

	$1,536	$1,422	$114	8%	$1,422	$1,400	$22	2%

2008 Compared to 2007

Revenue for our ROW Segment increased in 2008 compared with 2007 primarily as a result of strong demand for our higher margin broadband lease, enterprise voice services, conferencing and IP VPN data products in our enterprise, carrier data and indirect sales channel. In addition, ROW Segment revenue was positively impacted by $11 million due to beneficial currency movements in 2008 compared with 2007. These increases were partially offset by a decrease in managed services primarily due to lower equipment sales, and by decreased carrier voice revenue as a result of decreases in our average pricing for our U.S. domestic long distance voice services. Our average pricing related to U.S. domestic long distance voice services declined in 2008 compared with 2007, while our sales volumes for our U.S. domestic long distance voice services increased in 2008 compared with 2007. We expect our carrier voice sales channel revenue to decline in the mid-to-high single digit percentage range in 2009 as we continue to manage the business for margin.

2007 Compared to 2006

Revenues for our ROW Segment increased in 2007 compared with 2006 resulting from strong demand for higher margin enterprise voice and broadband lease and IP VPN data products. This increase in enterprise, carrier data, and indirect sales channels revenue was partially offset by decreased lower margin carrier voice revenues as a result of decreases in sales volumes due to our strategy to reduce our emphasis on this market. Our sales volume related to U.S. domestic long distance voice services declined by approximately 27% in 2007 compared with 2006, while our average pricing for our U.S. domestic long distance voice services was flat in 2007 compared with 2006.

Adjusted Cash EBITDA

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)		Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2008	2007 (as restated)				2007 (as restated)	2006 (as restated)
	(in millions)					(in millions)
ROW
Adjusted Cash EBITDA	$45	$(36)	$81		NM	$(36)	$(117)	$81	69%

2008 Compared to 2007

Adjusted Cash EBITDA in our ROW Segment improved in 2008 compared with 2007 primarily as a result of the increase in revenue in our enterprise, carrier data and indirect sales channel business and the gross margin percentage improvement resulting from the associated shift in revenues from our low margin carrier voice sales channel to our much higher margin enterprise, carrier data and indirect sales channel. Adjusted Cash EBITDA improvement in 2008 also reflected lower employee-related expenses and lower cost of equipment sales. The lower employee-related expenses were a result of the 2007 severance-related restructuring charge arising from the May 10, 2007 restructuring plan, which was not repeated in 2008, and the resulting lower headcount driving reduced salaries and benefits in the comparable 2008 period. The lower cost of equipment was driven by decreased equipment sales volumes. These improvements in Adjusted Cash EBITDA were partially offset by higher access costs, higher facilities rent, facilities maintenance, utilities expense and higher facilities restructuring expenses. In addition, adverse foreign currency movements decreased Adjusted Cash EBITDA by $1 million in 2008 compared with 2007. The higher access costs were driven by higher enterprise, carrier data and indirect sales channel business revenue. The higher facilities restructuring expenses in 2008 were driven by the release of restructuring reserves during 2007 due to the settlement and termination of existing real estate lease agreements for technical facilities. The higher facilities rent resulted primarily from our decision in 2007 to convert idle real estate facilities previously included in the restructuring reserve to productive operating assets in connection with the establishment of our European collocation business.

2007 Compared to 2006

Adjusted Cash EBITDA in this segment improved in 2007 compared with 2006 as a result of the increases in revenue from growth in our enterprise, carrier data and indirect sales channel, lower access costs driven by lower carrier voice sales volume, and lower facilities-based expenses driven by a decrease in restructuring charges, primarily due to accrual reversals of $10 million and $31 million, respectively. The accrual reversals were the result of the settlement of existing real estate lease agreements for technical facilities during 2007 and the decision in 2007 to convert idle real estate facilities previously included in the restructuring reserve to productive operating assets in connection with the establishment of our European collocation business. This increase was partially offset by higher employee severance charges of $8 million related to our May 10, 2007 restructuring plan, increased salaries driven by increased headcount and other non-restructuring severance and higher commissions paid to sales employees.

Liquidity and Capital Resources

Financial Condition and State of Liquidity

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors (such as satisfactory resolution of contingent liabilities) that are beyond our control.

Based on our current level of operations and anticipated cost management and operating improvements, we believe our expected cash flow from operations, available cash and other sources of available financing will be adequate to meet our future liquidity needs for at least the next twelve months.

There can be no assurance, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Furthermore, we cannot provide any assurances that the ongoing crisis in global capital markets and adverse general economic conditions will not have a material impact on our future operations and cash flows.

We monitor our capital structure on an ongoing basis and from time to time we consider financing and refinancing options to improve our capital structure and to enhance our financial flexibility. Our ability to enter into new financing arrangements is subject to restrictions in our outstanding debt instruments (as described below under “Indebtedness”) and to the rights of ST Telemedia under our outstanding preferred shares. At any given time we may pursue a variety of financing opportunities, and our decision to proceed with any financing will depend, among other things, on prevailing market conditions and available terms.

At December 31, 2008, our available liquidity consisted of $360 million of unrestricted cash and cash equivalents. In addition, at December 31, 2008, we also held $18 million in restricted cash and cash equivalents. Our restricted cash and cash equivalents comprise cash collateral for letters of credit issued in favor of certain of our vendors and deposits securing real estate obligations.

During 2008, we posted a net operating loss of $53 million, generated $203 million of cash provided by operating activities and had a net decrease in cash and cash equivalents of $37 million. Our 2008 cash flows included the following significant items: (i) a decrease in restricted cash and cash equivalents of $31 million primarily due to the release of the $22 million debt service account for the GC Impsat Notes in 2008, which decrease benefited unrestricted cash balances; (ii) a decrease of $19 million resulting from the effect of exchange rate changes on our cash and cash equivalents due to the appreciation of the U.S. Dollar against certain foreign currencies in which we held significant cash balances; and (iii) the receipt of $146 million of cash from the sale of IRUs and prepayment of services, which significantly exceeded our expectations.

In the long term, we expect our operating results and cash flows to continue to improve as a result of the continued growth of our higher margin enterprise, carrier data and indirect sales channel business, including the economies of scale expected to result from such growth, and from ongoing cost reduction initiatives to optimize the access network and effectively lower unit prices. Thus, in the long term we expect to generate positive cash flow from operating activities in an amount sufficient to fund all investing and financing requirements, subject to the possible need to refinance our existing major debt instruments as described below. However, our ability to improve cash flows is subject to the risks and uncertainties described above under Item 1A, “Risk Factors—Cautionary Factors That May Affect Future Results.”

In the short-term, we expect cash provided by operating activities to exceed purchases of property and equipment. This expectation is based in part on raising financing for such property and equipment from vendors and others comparable to those arranged in 2008. Our ability to arrange such financings is subject to negotiating acceptable terms from equipment vendors and financing parties. This could prove more difficult given current adverse conditions in the credit markets.

Our short-term liquidity and more specifically our quarterly liquidity expectations are subject to considerable variability as a result of the timing of interest payments as well as the factors noted below. Therefore, even though certain of our interim periods may have negative cash flows we expect cash provided by operating activities to exceed purchases of property and equipment for the full year 2009. In 2008, our cash provided by operating activities exceeded purchases of property and equipment in the second half of the year, but did not do so in the first half of the year.

•

Intra-quarter and working capital variability significantly impacts our cash flows such that our intra-quarter cash balances tend to drop to levels significantly lower than that prevailing at the end of a given quarter.

•

We rely on the sale of IRUs and prepaid services, which often involve large dollar amounts and are difficult to predict, although our forecasted cash flows for 2009 contemplate significantly lower sales of IRUs and prepaid services as compared to the $146 million in 2008.

•

The continuing adverse conditions in global credit markets and general economic conditions could cause customer buying patterns with us to change as a result of their cash conservation efforts, which could have an adverse impact on our cash flows. These adverse conditions could also adversely impact our working capital to the extent suppliers seek more timely payment from us or customers pay us on a less timely basis.

•

We have exposure to significant currency exchange rate risks. Commencing in 2008, the U.S. Dollar has appreciated considerably against certain foreign currencies in which we conduct a significant portion of our business, including the British Pound Sterling, the Euro and Brazilian Real. Since we tend to incur costs in the same currency in which we earn revenue, the impact on operating cash flows was largely mitigated. However, if the U.S. Dollar continues to appreciate, future revenues, operating income and operating cash flows will be materially affected to an extent we have not contemplated. In addition, the appreciation of the U.S. Dollar relative to foreign currencies reduces the U.S. Dollar value of cash balances held in those currencies. For 2008, our unrestricted cash and cash equivalent balances were reduced by $19 million due to the impact of exchange rates on unrestricted cash and cash equivalents held in currencies other than the U.S. Dollar.

•

Our liquidity may also be adversely affected if we are found liable in respect of contingent legal, tax and other liabilities, and the amount and timing of the resolution of these contingencies remain uncertain.

The vast majority of our long-term debt matures after 2010. However, we do have approximately $78 million related to various other debt agreements that are due and payable in 2009. With regard to our major debt instruments, (i) the $144 million original principal amount of our 5% Convertible Notes matures in 2011 (subject to earlier conversion into GCL common stock at the conversion price of approximately $22.98 per share); (ii) $332 million of our Term Loan Agreement is due at final maturity in 2012; (iii) the $414 million original principal amount of the GCUK Notes matures in 2014; and (iv) the $225 million original principal amount of the GC Impsat Notes matures in 2017. We also have approximately $10 million of bonds issued by GC Impsat’s Colombian subsidiary which mature in December 2010. If cash on hand at the time any of these debt instruments mature is insufficient to satisfy these and our other debt repayment obligations, we would need to access the capital markets to meet our liquidity requirements. Such access would depend on market conditions and our credit profile at the time. The ongoing crisis in global capital markets could make it more difficult for us to obtain debt financing.

As a holding company, all of our revenue is generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon intercompany transfers of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and operate in various jurisdictions throughout the world and are subject to legal and contractual restrictions affecting their ability to make intercompany funds transfers. Such legal restrictions include prohibitions on paying dividends in excess of retained earnings (or similar concepts under applicable law), which prohibition applies to most of our subsidiaries given their history of operating losses, as well as foreign exchange controls on the expatriation of funds that are particularly prevalent in Latin America. Contractual restrictions on intercompany funds transfers include limitations in our major debt instruments on the ability of our subsidiaries to make dividend and other payments on equity securities, as well as limitations on our subsidiaries’ ability to make intercompany loans or to upstream funds in any other manner. These contractual restrictions arise under our major debt instruments, each of which is generally limited in application to one of our segments (e.g., the restrictions in the Term Loan Agreement apply to the ROW Segment, the restrictions in the GCUK Notes indenture apply to the GCUK Segment, and the restrictions in the GC Impsat Notes indenture apply to the GC Impsat Segment). Thus, these contractual restrictions generally do not restrict intercompany funds transfers within a given segment, but rather significantly restrict intercompany funds transfers from one segment to another. Each such debt instrument includes exceptions which allow a limited amount of intercompany loans to entities in other segments, subject to certain restrictions.

At December 31, 2008, unrestricted cash and cash equivalents were $52 million, $92 million, and $216 million at our GCUK, GC Impsat and ROW Segments, respectively. Although operational constraints require us to maintain significant minimum cash balances in each of our segments, we believe that our GCUK and GC Impsat Segments’ existing unrestricted cash balances are sufficient for their operating and investing activities for the foreseeable future. During the fourth quarter of 2008, the GC Impsat Segment made net loans to Global Crossing Holdings Limited, a wholly owned subsidiary in the ROW Segment, of approximately $40 million. These intercompany loans are guaranteed by GCL, accrue a market-related interest rate, and are denominated in United States dollars and mature on December 15, 2012. We believe that these and possible future inter-segment funds transfers in amounts permitted by our debt instruments will be sufficient to enable each segment to reach the point of sustained recurring positive cash flow from operating and investing activities. Most of our assets other than the assets of our GC Impsat Segment have been pledged to secure our indebtedness, and the GC Impsat Notes indenture contains an “equal and ratable” provision which generally requires GC Impsat to provide the holders of the GC Impsat Notes with an equal and ratable lien if GC Impsat pledges its assets to secure other indebtedness. A failure to comply with the covenants contained in any of our loan instruments could result in an event of default, which, if not cured or waived, could result in an acceleration of all such debts, which would adversely affect our rights under certain commercial agreements and have a material adverse effect on our business, results of operations, financial condition and liquidity. If the indebtedness under any of our loan instruments were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. In such event, we would have to raise funds from alternative sources, which may not be available on favorable terms, on a timely basis or at all. Moreover, a default by any of our subsidiaries under a capital lease obligation or debt obligation totaling more than $2.5 million, as well as the bankruptcy or insolvency of any of our subsidiaries, could trigger cross-default provisions under certain debt instruments.

Indebtedness

At December 31, 2008, we had $1.298 billion of indebtedness outstanding (including short term debt, the current portion of long term debt and capital lease obligations), consisting of $427 million of GCUK Notes, $122 million of 5% Convertible Notes, $225 million of GC Impsat Notes, $344 million under the Term Loan Agreement, $145 million of capital lease obligations and $35 million of other debt.

Below are summaries of our principal debt instruments outstanding at December 31, 2008. We are in compliance with all covenants under our material debt agreements and expect to continue to be in compliance. At December 31, 2008, we were not in compliance with certain non-financial covenants for debt and capital lease agreements representing $2 million of indebtedness which is classified in current liabilities in the accompanying consolidated balance sheet. The failure to meet these covenants allows the counterparty to accelerate payments under these agreements but does not trigger any cross defaults in other debt agreements.

GCUK Senior Secured Notes

On December 23, 2004 GCUK Finance, issued $200 million in aggregate principal amount of 10.75% U.S. dollar denominated senior secured notes due 2014 and 105 million pounds sterling aggregate principal amount of 11.75% pounds sterling denominated senior secured notes due 2014. The U.S. dollar and sterling denominated notes were issued at a discount of approximately $3 million and 2 million pounds sterling, respectively, which resulted in our receiving gross proceeds, before underwriting fees, of approximately $398 million. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is payable in cash semi-annually on June 15 and December 15.

On December 28, 2006, GCUK Finance issued an additional 52 million pounds sterling aggregate principal amount of pound sterling denominated GCUK Notes. The additional notes were issued at a premium of approximately 5 million pounds sterling, which resulted in our receiving gross proceeds, before underwriting fees, of approximately $111 million.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance, but certain material assets of GCUK do not serve as collateral for the GCUK Notes.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the U.S. dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GCUK Finance may redeem either series of notes, in whole or in part, by paying a “make-whole” premium calculated in accordance with the GCUK Notes indenture. GCUK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments; (iv) create liens; (v) enter into certain transactions with affiliates; (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

As required by the indenture governing the GCUK Notes, within 120 days after the end of each twelve month period ending December 31, GCUK must offer (the “Annual Repurchase Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. With respect to the 2007 Annual Repurchase Offer, we made an offer for and purchased approximately $2 million principal amount of the GCUK Notes.

In respect to the 2008 Annual Repurchase Offer, we anticipate making an offer of approximately $11 million, including accrued but unpaid interest. Any such offer is required to be made within 120 days of such date, and the related purchases must be completed within 150 days after year-end.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under the indenture governing the GCUK Notes. Under the indenture, such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Annual Repurchase Offer; and (iii) would generally be limited to 50% of Designated GCUK Cash Flow plus the portion, if any, of the applicable Annual Repurchase Offer that the holders of the notes decline to accept. In addition, so long as GCUK is not then in default under the indenture, GCUK may make up to 10 million pounds sterling (approximately $14 million) in the aggregate in restricted payments in excess of 50% of Designated GCUK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GCUK Excess Cash Flow. Prior to the conversion of the Mandatorily Convertible Notes (see Term Loan Agreement and Other Financing Activities below), loans from GCUK made to us or our other subsidiaries were subordinated to the payment of obligations under the Mandatorily Convertible Notes. Any future loans from GCUK made to us or our other subsidiaries must be subordinated to the payment of obligations under the $350 million Term Loan Agreement. The terms of any inter-company loan by GCUK to us or our other subsidiaries are required by the GCUK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GCUK, including its independent members. In the exercise of their fiduciary duties, GCUK’s directors will require GCUK to maintain a minimum cash balance in an amount they deem prudent.

5% Convertible Notes

On May 30, 2006, we completed a public offering of $144 million aggregate principal amount of 5% convertible senior notes due 2011 for total gross proceeds of $144 million. The 5% Convertible Notes rank equal in right of payment with any other senior indebtedness of Global Crossing Limited, except to the extent of the value of any collateral securing such indebtedness. The notes were priced at par value, mature on May 15, 2011, and accrue interest at 5% per annum, payable semi-annually on May 15 and November 15 of each year. The 5% Convertible Notes may be converted at any time prior to maturity at the option of the holder into shares of our common stock at a conversion price of approximately $22.98 per share. At any time prior to maturity, we may unilaterally and irrevocably elect to settle our conversion obligation in cash and, if applicable, shares of our common stock, calculated as set forth in the indenture governing the 5% Convertible Notes. During the twelve months ended May 20, 2009 and May 20, 2010, we may redeem some or all of the 5% Convertible Notes for cash at a redemption price equal to 102% and 101%, respectively, of the principal amount being redeemed, plus accrued and unpaid interest. We may be required to repurchase, for cash, all or a portion of the notes upon the occurrence of a fundamental change (i.e., a change in control or a delisting of our common stock) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, or, in certain cases, to convert the notes at an increased conversion rate based on the price paid per share of our common stock in a transaction constituting a fundamental change.

Concurrent with the closing of the 5% Convertible Notes offering the Company purchased a portfolio of U.S. treasury securities with total face value of $21 million for $20 million, and pledged these securities to collateralize the first six interest payments due on the 5% Convertible Notes. At December 31, 2008, $4 million of these securities are included in prepaid costs and other current assets.

GC Impsat Notes

On February 14, 2007, GC Impsat, a wholly owned subsidiary of GCL, issued $225 million in aggregate principal amount of GC Impsat’s 9.875% senior notes due February 15, 2017. Interest is payable in cash semi-annually in arrears every February 15 and August 15 commencing August 15, 2007. The proceeds of the offering were used to finance a portion of the purchase price (including the repayment of indebtedness) of our acquisition of Impsat, which was consummated on May, 9, 2007 (see Note 4 to our consolidated financial statements included in this annual report on Form 10-K). Pursuant to a pledge and security agreement, entered into on the date of the acquisition, GC Impsat maintained a debt service reserve account in the name of the collateral agent for the benefit of the note holders equal to two interest payments ($22 million) on the GC Impsat Notes until certain cash flow metrics were met. During 2008, those cash flow metrics have been met and the $22 million debt service reserve funds for the GC Impsat Notes were released to unrestricted cash and cash equivalents.

The GC Impsat Notes are the senior unsecured obligations of GC Impsat and rank equal in right of payment with all of its other senior unsecured debt. Upon consummation of the acquisition, the restricted subsidiaries of GC Impsat (including Impsat and most of its subsidiaries) guaranteed the GC Impsat Notes on a senior unsecured basis, ranking equal in right of payment with all of their other senior unsecured debt.

The indenture for the GC Impsat Notes limits GC Impsat’s and its restricted subsidiaries’ ability to, among other things: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions; (3) make certain investments or other restricted payments; (4) enter into arrangements that restrict dividends or other payments to GC Impsat from its restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of its assets. All of these limitations are subject to a number of important qualifications and exceptions set forth in the indenture.

In addition to refinancing approximately $216 million of debt assumed in the acquisition of Impsat with the proceeds from the issuance of the GC Impsat Notes and other cash, at December 31, 2008 the primary debt of the GC Impsat Segment that remains outstanding is approximately $10 million of bonds issued by Impsat’s subsidiary in Colombia. These bonds bear interest at the Colombian consumer price index plus 8%. The Colombia Bonds are repayable in December 2010. During the year ended December 31, 2008, approximately $10 million of the original principal was repaid.

Term Loan Agreement

On May 9, 2007, we entered into a senior secured term loan agreement with Goldman Sachs Credit Partners L.P. and Credit Suisse Securities (USA) LLC pursuant to which we borrowed $250 million on that date. The Term Loan Agreement was amended on June 1, 2007 to, among other things, provide for the borrowing of an additional $100 million on that date. These term loans (i) mature on May 9, 2012, with amortization of 0.25% of principal repayable on a quarterly basis and the remaining principal due at maturity, (ii) bear interest at LIBOR plus 6.25% per annum payable quarterly, (iii) have repayment premiums of 103% in the first year, 102% in the second year and 101% in the third year, and (iv) are guaranteed by all of our subsidiaries and secured by substantially all the assets of us and our subsidiaries, in each case other than those subsidiaries forming part of our Latin American operations or our GCUK Segment. The Term Loan Agreement limits our and the guarantor subsidiaries’ ability, among other things, to: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions; (3) make certain investments or other restricted payments; (4) enter into arrangements that restrict dividends or other payments to us from our restricted subsidiaries; (5) create liens; (6) sell assets, including capital stock of subsidiaries; (7) engage in transactions with affiliates; and (8) merge or consolidate with other companies or sell substantially all of our assets. All of these limitations are subject to a number of important qualifications and exceptions set forth in the Term Loan Agreement. In addition, the Term Loan Agreement includes financial maintenance covenants requiring our ROW Segment to maintain a minimum consolidated cash balance at all times and requiring us to maintain, as of the end of each fiscal quarter starting with June 30, 2008, a maximum ratio of consolidated debt to a designated measure of consolidated earnings.

A portion of the proceeds of the Term Loan Agreement was immediately used to repay in full our $55 million working capital facility with Bank of America, N.A (and other lenders), to cash collateralize $29 million of letters of credit previously issued under the facility (or replacement thereof), and to fund a portion of the Impsat acquisition. The remaining net proceeds of the Term Loan Agreements are being used for working capital and general corporate purposes, which may include the acquisition of assets or businesses that are complementary to our existing business.

In satisfaction of an obligation under the Term Loan Agreement, in July 2007 we entered into an agreement to mitigate the risk arising from the floating rate debt by hedging the term loans against interest risk volatility. As of December 31, 2008, the hedge consists of interest rate caps for the ensuing two years having notional amounts between $340 million and $344 million.

Other Financing Activities

During 2008 we entered into debt agreements to finance various equipment purchases and software licenses. The total debt obligation resulting from these agreements is $5 million. These agreements have terms that range from 23 to 49 months and annual interest rates that generally range from 3.2% to 11%, with a weighted average effective interest rate of 8.1%. In addition, we also entered into various capital leasing arrangements that amounted to $43 million. These agreements have terms that range from 18 to 55 months and implicit interest rates that range generally from 3.4% to 16.7% with a weighted average effective interest rate of 6.9%.

During 2008, the Company entered into debt agreements and received approximately $10 million of cash proceeds. These agreements have terms that range from 12 to 60 months, $7 million of which have variable interest rates based on a spread over LIBOR and $3 million of which have variable interest rates based on a spread over the Brazilian Inter-bank Lending Rate.

Cash Management Impacts

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,		$ Increase/ (Decrease)
	2008	2007
	(in millions)
Net cash flows provided by (used in) operating activities	$203	$(16)	$219
Net cash flows used in investing activities	(146)	(330)	184
Net cash flows provided by (used in) financing activities	(75)	283	(358)
Effect of exchange rate changes on cash and cash equivalents	(19)	1	(20)

Net increase (decrease) in cash and cash equivalents	$(37)	$(62)	$25

Cash Flows from Operating Activities

Cash flows provided by operating activities increased in 2008 compared with 2007 primarily due to cash collections on increased revenues in our higher margin enterprise, carrier data and indirect channels business and continued management efforts regarding working capital. This was offset by a $28 million decrease in cash receipts from the sale of IRUs of $146 million in 2008 compared with $174 million during 2007 and higher interest payments in 2008.

Cash Flows from Investing Activities

Cash flows used in investing activities decreased in 2008 compared with 2007 primarily as a result of: (i) $78 million decrease in the change in restricted cash and cash equivalents primarily as a result of establishing the $22 million debt service account for the GC Impsat Notes in 2007 and releasing it in 2008 and the release of cash restricted under various credit agreements; (ii) $76 million payment for the acquisition of Impsat in 2007; and (iii) $22 million decrease in capital purchases.

Cash Flows from Financing Activities

Cash flows provided by financing activities decreased in 2008 compared with 2007 primarily as a result of $376 million less net cash inflow from financings, including capital lease obligations, after repayment of debt obligations (the 2007 period included $216 million of acquired Impsat debt repayment). This was offset by a $24 million decrease in finance costs incurred.

Contractual Cash Commitments

The following table summarizes our contractual cash commitments at December 31, 2008:

In millions	Total	Less than 1 year (2009)	1-3 years (2010-2011)	3-5 years (2012-2013)	More than 5 years
Long-term debt obligations(1)(2)	$1,755	$134	$378	$483	$760
Capital lease obligations	183	59	69	12	43
Operating lease obligations	880	105	179	156	440
Pension obligations(3)	2	2	—	—	—
Purchase obligations(4)	1,012	445	272	79	216

Total	$3,832	$745	$898	$730	$1,459

(1)	Includes both principal and interest on debt obligations.
(2)

The principal repayment of the GCUK Notes of approximately $425 million includes $11 million and $414 million in the “Less than 1 year” and “More than 5 years” section of the table, respectively. The $11 million represents the portion of the Designated GCUK Cash Flow we expect to offer holders of the GCUK Notes within 120 days of December 31, 2008. As the Designated GCUK Cash Flow will vary from period to period and we have not predicted early purchases of the GCUK Notes beyond 2008. The pound sterling interest and principal due for the GCUK Notes have been exchanged for all periods at the December 31, 2008 year end rate of 1.4435 U.S. dollars to one pound sterling.

(3)

Amount relates to our current expected funding requirements in 2008 related to our defined benefit pension plans. Funding amounts will vary yearly based on actuarial assumptions, company funding policy and statutory funding requirements and therefore we have not included amounts beyond 2009.

(4)

Amounts represent contractual commitments with third parties to purchase network access services ($353 million), maintenance services for portions of our network and information technology ($339 million), other purchase order commitments ($221 million), rental payments for restructured properties ($86 million), and deferred reorganization costs related to our bankruptcy proceedings ($13 million).

Credit Risk

We are subject to concentrations of credit risk in our trade receivables. Although our receivables are geographically dispersed and include customers both large and small and in numerous industries, our receivables from our carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. As of December 31, 2008 and 2007, our receivables related to our carrier sales channels represented approximately 46% and 43%, respectively, of our consolidated receivables. Also as of December 31, 2008 and 2007, our receivables due from various agencies of the U.K. Government together represented approximately 6% and 14%, respectively, of our consolidated receivables.

Currency Risk

Certain of our current and prospective customers derive their revenue in currencies other than U.S. dollars but are invoiced by us in U.S. dollars. The obligations of customers with revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies depreciate in value relative to the U.S. dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. dollars. In either event, the affected customers may not be able to pay us in U.S. dollars. In addition, where we issue invoices for our services in currencies other than U.S. dollars, our operating results may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. dollar and we cannot or do not elect to enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies relative to the U.S. dollar could adversely affect our ability to market our services to customers whose revenue is denominated in those currencies.

Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Any such shortages or restrictions may limit or impede our ability to transfer or to convert such currencies into U.S. dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on our indebtedness. These restrictions have a significantly greater impact on us and on our ability to service our debt as a result of the Impsat acquisition. In addition, currency devaluations in one country may have adverse effects in another country. For example, in 2001 and 2002, Argentina imposed exchange controls and transfer restrictions substantially limiting the ability of companies to make payments abroad. While these restrictions have been substantially eased, Argentina may tighten exchange controls or transfer restrictions in the future to prevent capital flight, counter a significant depreciation of the peso or address other unforeseen circumstances.

In Venezuela, the official bolivares-U.S. dollar exchange rate established by the Venezuelan Central Bank and the Venezuelan Ministry of Finance attributes to the bolivar a value that is significantly greater than the value prevailing on the parallel market. The official rate is the rate used for recording the assets, liabilities and transactions for our Venezuelan subsidiary. Moreover, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to registration and subject to a process of application and approval by the Comisión de Administración de Divisas and to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Such approvals have become less forthcoming over time, resulting in a significant buildup of excess cash in our Venezuelan subsidiaries and a significant increase in our exchange rate and exchange control risks. As of December 31, 2008 and 2007, approximately $33 million and $25 million, respectively (valued at the fixed exchange rate) of our cash and cash equivalents were held in Venezuelan bolivars.

In 2008, we participated in a debt auction held by the Venezuelan government to purchase $10 million par value of U.S. dollar-denominated bonds in connection with our currency exchange risk mitigation efforts. The purchase price of the bonds was $11 million. We received approval to purchase the bonds and sold these bonds immediately upon receipt at a price of $8 million, which resulted in an approximate 27% discount. The difference was recorded as a loss on the sale of investments and included in other income (expense), net in our consolidated statement of operations.

Commencing in September 2008, the U.S. Dollar has appreciated considerably against certain foreign currencies in which we conduct a significant portion of our business, including the British Pound Sterling, the Euro and the Brazilian Real. This appreciation adversely impacted 2008 consolidated revenue. Since we tend to incur costs in the same currency in which we realize revenue, the impact on operating income and operating cash flows was largely mitigated. However, if the U.S. Dollar trades at the levels in effect at the end of 2008 or continues to appreciate, future revenues, operating income and operating cash flows will be materially affected to an extent we have not contemplated. In addition, the appreciation of the U.S. Dollar relative to foreign currencies reduces the U.S. Dollar value of cash balances held in those currencies.

Off-Balance Sheet Arrangements

As of December 31, 2008 we did not have any off-balance sheet arrangements outstanding.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R will change how business acquisitions are accounted for and will impact financial statements both in periods before the acquisition date and in subsequent periods. SFAS No. 141R applies to all transactions or other events in which an entity (the acquirer) obtains control of one or more businesses (the acquiree), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141R is generally to be applied prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited.

SFAS No. 141R amends AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP No. 90-7”). Prior to adoption, reversal of pre-emergence valuation allowances are recorded as a reduction of intangibles to zero and thereafter as additional paid-in-capital. Upon adoption, the reversal of pre-emergence valuation allowances will be recorded as a reduction of tax expense. During the years ended December 31, 2008, 2007 and 2006 we recorded a provision for income taxes and additional paid-in-capital of $30 million, $41 million and $45 million as a result of accounting in accordance with SOP No. 90-7. SFAS No, 141R also amends SFAS 109, “Accounting for Income Taxes”. Prior to adoption, the reversal of valuation allowances recorded in purchase accounting would first reduce goodwill to zero, and then reduce the other acquired non-current intangible assets to zero, and then be reflected in income tax expense. Upon adoption, the reversals of pre-acquisition valuation allowances that do not qualify as a measurement period adjustment are reflected in income tax expense. During the years ended December 31, 2008 and 2007, we recorded $5 million and $4 million, respectively, of valuation allowance reversals for deferred tax assets acquired as part of the Impsat acquisition as a reduction in goodwill.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB No. 14-1”). FSP APB No. 14-1 clarifies the accounting for convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement). FSP APB No. 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB No. 14-1 must be applied on a retrospective basis and is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. On May 30, 2006, we completed a public offering of $144 million aggregate principal amount of 5% convertible senior notes due 2011 (the “5% Convertible Notes”) which are within the scope of FSP APB No. 14-1. Accordingly, our consolidated financial statements included in this Form 8-K have been adjusted to reflect the retrospective application of FSP APB No. 14-1.

At issuance of the 5% Convertible Notes the impact of applying the provisions of FSP APB No. 14-1 was to reduce the carrying value of long term debt and other assets by $39 million and $1 million, respectively and to increase additional paid in capital by $38 million.

As of December 31, 2008 the principal amount of the liability component, its unamortized discount and its net carrying value was $144 million, $22 million and $122 million, respectively. As of December 31, 2007 the principal amount of the liability component, its unamortized discount and its net carrying value was $144 million, $29 million and $115 million, respectively.

As of December 31, 2008, the remaining unamortized discount of $22 million will be amortized, using the effective interest rate method, through the maturity of the 5% Convertible Notes on May 15, 2011. As of December 31, 2008 and 2007, the carrying amount of the equity component was $38 million. At December 31, 2008, if the 5% Convertible Notes were converted into shares of the Company’s common stock at a conversion price of $22.98 per share, approximately 6.3 million shares of the Company’s common stock would be issued.

For the years ended December 31, 2008, 2007 and 2006, the effective interest rate for the 5% Convertible Notes was 12.75%. For the years ended December 31, 2008, 2007 and 2006, before and after tax interest expense for the 5% Convertible Notes related to the coupon and the amortization of the discount was $15 million, $14 million and $8 million, respectively.

For the years ended December 31, 2008, 2007 and 2006, the effect of the application of FSP APB No. 14-1 was an increase in the Company’s net loss applicable to common shareholders of $7 million, $6 million, and $4 million (or $0.12, $0.14, and $0.12 per share), respectively.

For additional information on recently issued accounting pronouncements, see Note 2, “Basis of Presentation and Significant Accounting Policies” and Note 15, “Income Tax”, to the accompanying consolidated financial statements for a full description of recently issued accounting pronouncements including the date of adoption and effects on results of operations and financial condition, where applicable.

Restructuring Activities

2007 Restructuring Plans

During 2007, we implemented initiatives to generate operational savings which included organizational realignment and functional consolidation resulting in the involuntary separation of employees. As a result of these initiatives, during 2007 we incurred a net charge of $10 million for one-time severance and related benefits which was included in selling, general and administrative expenses in the consolidated statement of operations. On a segment basis, $2 million and $8 million were recorded to the GCUK and ROW Segments, respectively. As of December 31, 2008, all severance amounts have been paid under the plan. As of December 31, 2008 and December 31, 2007, the remaining liability related to these initiatives was $0 million and $1 million, respectively, all related to the ROW Segment.

We adopted a restructuring plan as a result of the Impsat acquisition (see Note 4, “Acquisitions,” to the accompanying consolidated financial statements) under which redundant Impsat employees were terminated. As a result, we incurred cash restructuring costs of approximately $8 million for severance and related benefits. The liabilities associated with this restructuring plan have been accounted for as part of the purchase price of Impsat. As of December 31, 2008 and December 31, 2007, the remaining liability of the restructuring reserve was $8 million and $7 million, respectively, all related to the GC Impsat Segment.

2006 Restructuring Plan

During 2006, we adopted a restructuring plan as a result of the Fibernet acquisition (see Note 4, “Acquisitions,” to the accompanying consolidated financial statements) under which redundant Fibernet employees were terminated and certain Fibernet facility lease agreements will be terminated or restructured. As a result of these efforts we incurred cash restructuring costs of approximately $3 million for severance and related benefits in connection with anticipated workforce reductions and $4 million for real estate consolidation. The liabilities associated with the restructuring plan have been accounted for as part of the purchase price of Fibernet. All amounts incurred for employee separations have been paid and it is anticipated that payment in respect of the restructuring activities for real estate consolidation will continue through 2017. As of December 31, 2008 and December 31, 2007, the remaining liability related to these initiatives was $1 million and $3 million all related to the GCUK Segment.

During 2007, adjustments to the facilities closure liability resulted in an increase of $3 million to accrued restructuring costs, and a corresponding $3 million increase to goodwill, as compared to our preliminary allocation of the acquisition costs of Fibernet.

2003 and Prior Restructuring Plans

Prior to our emergence from bankruptcy on December 9, 2003, we announced and implemented certain restructuring activities to reduce our operating expenses and cash flow requirements. The restructuring activities were taken as a result of the slowdown of the economy and telecommunications industry as well as our efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, we eliminated approximately 5,200 positions and vacated approximately 250 facilities. All amounts incurred for employee separations were paid as of December 31, 2004 and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The undiscounted facilities closing reserve, which represents estimated future cash flows, is composed of continuing building lease obligations and broker commissions for the restructured sites (aggregating $107 million as of December 31, 2008), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2008, anticipated third party sublease receipts were $93 million, representing $43 million from subleases already entered into and $50 million from subleases projected to be entered into in the future.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the years ended December 31, 2008 and 2007:

Facility Closings
(in millions)
Balance at January 1, 2007	$89
Accretion	2
Change in estimated liability	5
Deductions	(76)
Foreign currency impact	6

Balance at December 31, 2007	26
Accretion	—
Change in estimated liability	6
Deductions	(12)
Foreign currency impact	(2)

Balance at December 31, 2008	$18

Included in the $76 million of deductions in 2007 is approximately $10 million related to the settlement and termination of existing real estate lease agreements for technical facilities, $33 million related to the decision to change the use of restructured facilities from idle assets to productive assets, including $31 million related to the development of our European collocation business, with the remainder related to third-party lease payments net of third-party subleases receipts. Upon the changes in use, the restructuring reserve for the facilities was released.

Inflation

We do not believe that our business is impacted by inflation to a significantly different extent than the general economy.